CONSENT OF THE PROVINCIAL AUDITOR



I consent to the inclusion of my auditor's reports dated June 4, 2002 on the Government of Saskatchewan Summary Financial Statements and the General Revenue Fund Financial Statements for the year ended March 31, 2002, included in Volume I of the 2001-2002 Public Accounts as Exhibit (e) to, and in the "Province of Saskatchewan Current Description" in, the Province of Saskatchewan Annual Report for the fiscal year ended March 31, 2002, on Form 18-K.

This consent is provided to the Securities and Exchange Commission, Washington, D.C., according to the requirements of its legislation and not for any other purposes.




                                              /s/ Fred Wendel, CMA, CA
Regina, Saskatchewan                          Fred Wendel, CMA, CA
December 19, 2002                             Provincial Auditor